Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PRINCETON BANCORP, INC.

and

CORNERSTONE FINANCIAL CORPORATION

Dated as of January 18, 2024

i

Exhibits
Exhibit A	Bank Plan of Merger
Exhibit B	Form of Voting and Support Agreement
Exhibit C	Exchange Ratio Adjustment Schedule

AGREEMENT AND PLAN OF MERGER

By and Among

PRINCETON BANCORP, INC.

and

CORNERSTONE FINANCIAL CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of January, 2024 (this “Agreement”), by and among Princeton Bancorp, Inc., a Pennsylvania corporation (“Parent”), and CORNERSTONE FINANCIAL CORPORATION, a New Jersey corporation (the “Company”) (collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will merge (the “Merger”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately following the consummation of the Merger, Cornerstone Bank, a New Jersey chartered non-member bank and a wholly-owned subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger”) with and into The Bank of Princeton, a New Jersey chartered non-member bank and a wholly-owned Subsidiary of Parent (“Parent Bank”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Company Bank and Parent Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into separate Voting and Support Agreements with Parent substantially in the form attached hereto as Exhibit B (collectively, the “Support Agreements”) in connection with the Merger;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions precedent to the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger; Effective Time.

(a) Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) and the New Jersey Business Corporation Act (the “BCA”), the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company shall cause to be filed articles of merger with the Department of State of the Commonwealth of Pennsylvania (the “PA Department of State”) and a certificate of merger with the Department of Treasury, Division of Revenue and Enterprise Services, of the State of New Jersey (the “New Jersey Department of Treasury”), respectively (together, the “Merger Certificates”). The Merger shall become effective as of the date and time specified in the Merger Certificates.

Section 1.2 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, by mail or electronic delivery, or at the option of Parent, at the offices of Stevens & Lee, P.C., on the last Business Day of the first month in which the conditions set forth in Articles 7, 8 and 9 hereof have been satisfied or, if permitted by applicable Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company; provided that the Closing Date shall not be prior to June 1, 2024 without the written consent of Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effect of Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the BCL and the BCA.

Section 1.4 Effects of the Merger on Parent Common Stock. At the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Merger.

Section 1.5 Conversion of Company Capital Stock in the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of any of the following securities:

(i) Subject to Section 2.2(e), each share of the common stock, no par value, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares (as defined below)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive 0.24 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, no par value per share, of Parent, subject to adjustment in accordance with Section 2.5 (such common stock, the “Parent Common Stock”, and such shares of Parent Common Stock, the “Common Stock Consideration”);

(ii) Each share of the Perpetual Non-Cumulative Convertible Preferred Stock, Series A, no par value, of the Company (the “Series A Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares (as defined below)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $1,000.00 in cash, without interest (the “Series A Consideration”);

(iii) Each share of the Perpetual Non-Cumulative Non-Voting Preferred Stock, Series C, no par value, of the Company (the “Series C Stock” and, together with the Company Common Stock and the Series A Stock, the “Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares (as defined below)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $1,000.00 in cash, without interest (the “Series C Consideration” and, together with the Common Stock Consideration and the Series A Consideration, the “Merger Consideration”);

(iv) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is held by the Company as treasury stock or held by the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent (all such shares of Company Capital Stock, but excluding shares of Company Capital Stock held in any fiduciary or agency capacity or as a result of debts previously contracted, the “Exception Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto;

(b) Each share of Company Capital Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Capital Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Capital Stock) shall thereafter represent only the right to receive (y) the Merger Consideration in accordance with, and subject to, this Section 1.5 and the other terms of this Article I, and (z) cash in lieu of fractional shares that any shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, in the case of each of the foregoing subject to all applicable withholding of Taxes in accordance with Section 2.3.

(c) Old Certificates previously representing shares of (1) Company Common Stock shall be exchanged for evidence of shares in book-entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Common Stock Consideration (together with any cash in lieu of fractional shares issued in consideration therefor), (2) Series A Stock shall be exchanged for cash representing the Series A Consideration, and (3) Series C Stock shall be exchanged for cash representing the Series C Consideration, upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon and subject to all applicable withholding of Taxes in accordance with Section 2.3.

(d) If, prior to the Effective Time, the outstanding shares of Company Capital Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, reclassification, stock dividend, stock split or reverse stock split (other than in connection with the transaction described on Company Disclosure Schedule 1.5(d) hereto (the “Scheduled Transaction”)), or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6 Treatment of Company Equity Compensation Plans. At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any required Consents, to (i) ensure that following the Effective Time, there are no obligations with respect to stock options, restricted stock, restricted stock units, performance units or other awards under the Company Equity Plans, and (ii) for purposes of granting new awards under the Company Equity Plans, terminate the Company Equity Plans effective as of the Effective Time; provided that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time.

Section 1.7 Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of Parent (the “Parent Articles”) as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

Section 1.8 Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Parent (the “Parent Bylaws”) as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Law.

Section 1.9 Directors; Officers. Subject to Section 5.17, the directors and officers of the Surviving Corporation in the Merger shall be the directors and officers of Parent in office immediately prior to the Effective Time.

Section 1.10 Tax Consequences. For U.S. federal income tax purposes, (a) the parties intend that (i) the Merger shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

Section 1.11 Bank Merger. Immediately following the consummation of the Merger, Company Bank and Parent Bank will consummate the Bank Merger under which Company Bank will merge with and into Parent Bank pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately after the Effective Time. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the Effective Time.

ARTICLE 2

EXCHANGE OF SHARES

Section 2.1 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article 2, (a) New Certificates representing the aggregate Common Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) and (b) cash in an amount sufficient to pay (i) the aggregate Series A Consideration, (ii) the aggregate Series C Consideration, and (iii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b) being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Parent.

Section 2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Capital Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5, and any cash in lieu of fractional shares that shares of Company Common

Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement, in the case of each of the foregoing, subject to all applicable withholding of Taxes in accordance with Section 2.3. From and after the Effective Time, upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor (i) in the case of the holders of the Company Common Stock, (1) a New Certificate representing the Common Stock Consideration that such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 2.2(e), and (2) in the case of the holders of the Series A Stock and the Series C Stock, a check representing the amount of the Series A Consideration and Series C Consideration, respectively, that the holder thereof has the right to receive in respect of the surrendered Old Certificate in accordance with, and subject to, Section 1.5. No interest will be paid or accrue on the Merger Consideration. Until each Old Certificate is surrendered as contemplated by this Section 2.2, such Old Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any cash in lieu of fractional shares issued in consideration therefor), subject to all applicable withholding of Tax in accordance with Section 2.3.

(b) No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Old Certificate representing the Company Common Stock until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate representing the Company Common Stock in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions having a record date after the Effective Time, without any interest thereon, which, following the Effective Time and prior to the time such Old Certificate is so surrendered, had become payable with respect to the Common Stock Consideration that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (subject to all applicable withholding of Tax in accordance with Section 2.3), that the holder presenting such Old Certificates is entitled to.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall, following the Effective Time, pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted-average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “Nasdaq”), as reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Parent and the Company) for the five (5) full trading days ending on the last trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to Parent. Any former shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of the Merger Consideration in respect of each former share of Company Capital Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If any of the Exchange Fund is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Parent or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Capital Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may require, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate, the Merger Consideration in respect thereof pursuant to this Agreement.

Section 2.3 Tax Withholdings. Notwithstanding anything to the contrary herein, Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of the Company Capital Stock, such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be

Section 2.4 Determination of Alternative Structures. The Company hereby agrees that Parent may at any time change the method of effecting the combination; provided, however, that no such changes shall (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely affect the tax treatment of Company’s shareholders as a result of receiving the Merger Consideration or the tax treatment of either party pursuant to this Agreement.

Section 2.5 Adjustment to Common Stock Consideration. In the event the sum of the Company’s (a) common stockholders’ equity, and (b) allowance for loan losses (each as determined in accordance with GAAP)(the “Stockholders’ Equity Plus Allowance”) as of the date (the “Measurement Date”) as of the month end immediately prior to the Closing Date, calculated without giving effect to (i) the effect of any changes of accumulated other comprehensive income between September 30, 2023 and the Measurement Date (the “Measurement Period”), (ii) any reserves established against the Company’s deferred tax asset, (iii) the amount of any transaction expenses described in Company Disclosure Schedule 6.5(a) chargeable against income during the Measurement Period in accordance with GAAP, and (iv) any other items agreed to in writing by Parent and the Company (the “Adjusted Stockholders’ Equity”), shall be less than the Stockholders’ Equity Plus Allowance at September 30, 2023 (the “Required Stockholders’ Equity”), the Exchange Ratio shall adjust in the manner set forth in Exhibit C (which Exchange Ratio as adjusted in accordance with Exhibit C shall become the “Exchange Ratio” for purposes of this Agreement).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made in the Company Disclosure Schedule with respect to a section of this Article 3 shall be deemed to qualify any other section of this Article 3 (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article 3, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impacts of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or (E) the reasonable, customary and documented expenses incurred by either party in negotiating and complying with the provisions of this Agreement and in documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the impacts of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or Person of which (x) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

(b) True, correct and complete copies of the Certificate of Incorporation of the Company and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(c) The Company Bank is a non-member bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein. The Company Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Certificate of Incorporation and the Bylaws of the Company Bank, each as amended to the date hereof, have been delivered to Parent.

(d) Each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than Company Bank and those Subsidiaries set forth in Company Disclosure Schedule 3.1(d), there are no Company Subsidiaries.

(e) The respective minute books of the Company and each Company Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, without par value. As of the date of this Agreement, giving effect to the Scheduled Transaction, there are (i) 2,191,999 shares of Company Common Stock issued and outstanding, (ii) 1,900 shares of the Series A Stock issued and outstanding, (iii) 1,440 shares of the Series C Stock issued and outstanding, (iv) no shares of Company Capital Stock held in treasury, (v) no shares of Company Common Stock reserved for issuance upon the exercise of the outstanding stock options, (vi) no shares of Company Common Stock outstanding in respect of restricted stock awards or performance unit awards, and (vii) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. The Company is not a party to, and, to the Company’s knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Capital Stock or other equity interests of the Company, other than the Support Agreements. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

(b) The Company owns, directly, or indirectly, all of the capital stock of the Company Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, claims, agreements and restrictions of any kind or nature (“Liens”). All of the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of any Company Subsidiary. Except for the Company Subsidiaries, the Company does not possess, directly or indirectly, any material equity interest in any entity.

(c) To the Company’s Knowledge, except as set forth in Company Disclosure Schedule 3.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding the Company Common Stock.

(d) Since January 1, 2020, each offering or sale of shares of securities of the Company (i) complied in all material respects with the applicable requirements of state “blue sky” laws including disclosure and broker/dealer registration requirements and (ii) was made pursuant to offering documents which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such offering documents not misleading.

Section 3.3 Financial Statements; Filings.

(a) The Company has previously delivered or made available to Parent a true, correct and complete copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2022, December 31, 2021, and December 31, 2020, and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the years then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2023, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the nine months ended September 30, 2023 together with all related notes and schedules thereto, and the Company shall deliver to Parent, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter or year of the Company, the additional financial statements of the Company as of and for such subsequent calendar quarter (or other reporting period) or year (all such financial statements referred to in this paragraph (a), unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of the Company”).

(b) The Company has previously delivered or made available to Parent copies of the Company Bank’s Consolidated Reports of Condition and Income (“Call Reports”) as of and for September 30, 2023, June 30, 2023, Mach 31, 2023 and each of the quarters in the years ended December 31, 2022 and December 31, 2021, and the Company shall deliver to Parent, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter or year, the Company Bank’s Call Reports as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports”).

(c) Except as set forth on Company Disclosure Schedule 3.3(b), each of the Financial Statements and each of the Financial Regulatory Reports (including the related notes, where applicable) (i) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, and (ii) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of the Company have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Except as set forth on Company Disclosure Schedule 3.3, and giving effect to the Scheduled Transaction, each of the Financial Statements and each of the Financial Regulatory Reports (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries in the case of the Financial Statements, and of the Company Bank and its Subsidiaries in the case of the Financial Regulatory Reports, for the respective fiscal periods and as of the respective dates therein set forth (subject in the case of the unaudited financial statements to year-end audit adjustments normal in nature and amount). RSM US LLP, the Company’s independent auditor, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d) The Company has heretofore delivered or made available, or caused to be delivered or made available, to Parent all reports and filings made or required to be made by the Company or the Company Bank with the Regulatory Authorities since January 1, 2020, and will from time to time hereafter furnish to Parent, simultaneously with the filing of the same with the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities, except in each case to the extent the Company is prohibited from providing such information to Parent by law or regulation of the applicable Regulatory Authority. Except as set forth on Company Disclosure Schedule 3.3(d), as of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2020 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Company Disclosure Schedule 3.3(d), (i) other than normal examinations and inspections in the ordinary course, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2020, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism or exception by any Governmental Entity of the Company or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2020, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(e) Since December 31, 2022, none of the Company or any Company Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company on a consolidated basis except obligations and liabilities that are accrued or reserved against in the Financial Statements of the Company, or reflected in the notes thereto. Since December 31, 2022, none of the Company or any Company Subsidiary has incurred or paid any obligation or liability that would be material to the Company and its Subsidiaries on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 3.4 Loan Portfolio; Reserves. All evidences of indebtedness reflected as assets in the Financial Statements of the Company or the Financial Regulatory Reports were (or will be, as the case may be) as of such dates in all respects (i) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected; and (iii) the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. Except as set forth on Company Disclosure Schedule 3.4, the allowances for possible loan losses shown on the Financial Statements of the Company and the Financial Regulatory Reports of the Company as of September 30, 2023 were, and the allowance for credit losses and allowance for possible loan losses to be shown on the Financial Statements of the Company and the Financial Regulatory Reports of the Company as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of the Company and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 3.5 Certain Loans and Related Matters.

(a) Except as set forth in Company Disclosure Schedule 3.5(a), as of the date hereof, none of the Company or any Company Subsidiary is a party to any written or oral: (i) loan, loan agreement, note, or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the Knowledge of the Company, in default of any other material provision; (ii) Loan that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such Persons; (iii) Loan that is on nonaccrual status; (iv) Loan with (y) any director or executive officer of the Company or any Company Subsidiary or any Person controlling, controlled by or under common control with any of the foregoing or (z) or any five percent (5%) shareholder of the Company or, to the Knowledge of the Company, any Person controlling, controlled by or under common control with such shareholder; or (v) Loan in violation of any law, regulation or rule applicable to the Company or any Company Subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority, which such violation would be reasonably expected to have a Material Adverse Effect on the Company.

(b) Company Disclosure Schedule 3.5(b) sets forth a true, correct and complete list, as of September 30, 2023, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another Person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Laws.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) All Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, were made and continue to be in compliance with Regulation O or are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authorities relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.6 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of the Company and the receipt of the Consents of the Regulatory Authorities referred to in Section 3.7, to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly, validly and unanimously (i) determined that the Merger, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger, (iii) has authorized the execution and delivery of this Agreement, (iv) has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders, (v) recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby and (vi) approved a resolution to the foregoing effect. Except for the approval and adoption of such Agreement by the Company’s shareholders and the taking of the actions required by Section 6.11 hereof, no other corporate proceeding on the part of the Company is necessary to consummate the transactions so contemplated. This Agreement (assuming due authorization, execution and delivery by Parent), constitutes a valid and binding obligation of the Company and, subject to approval by the shareholders of the Company and receipt of the Consents of the Regulatory Authorities, will be enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Enforceability Exceptions”).

(b) None of (x) the execution and delivery of this Agreement by the Company, (y) the consummation by the Company of the transactions contemplated hereby, including the Merger and the Bank Merger, or (z) compliance by the Company or any Company Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or the organizational documents of any Company Subsidiary, or (ii) assuming that the Consents of the Regulatory Authorities referred to in Section 3.7 and the Company shareholder approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their properties or assets, or (iii) except as disclosed in Company Disclosure Schedule 3.6(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of their properties or assets may be bound or affected, except with respect to such leases, agreements or instruments under which a default or termination would not have a Material Adverse Effect upon the Company.

(c) The Board of Directors of Company Bank has approved the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Company Bank and (assuming due authorization, execution and delivery by Parent Bank) constitutes a valid and binding obligation of Company Bank, enforceable against Company Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

Section 3.7 Consents and Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (a) any filings that are necessary under applicable requirements of the Exchange Act and (b) the registration statement on Form S-4 in which both the proxy statement relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”) and a prospectus relating to the shares of Parent Common Stock to be issued in the Merger will be included, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (ii) the approval of this Agreement and the Amendment by the shareholders of the Company at the Company Shareholders Meeting called for such purpose pursuant to the Proxy Statement, (iii) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (iv) the filing of applications, filings, certificates and notices, as applicable, with the FDIC and NJDOBI in connection with the Bank Merger, and approval of such applications, filings and notices, (v) the filing of the Merger Certificates with the PA Department of State and the New Jersey Department of Treasury in accordance with the BCL and the BCA, respectively, (vi) the filing of the Bank Merger Certificate with the NJDOBI, (vii) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Stock Consideration pursuant to this Agreement, (xiii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and (ix) as set forth in Company Disclosure Schedule 3.7, no Consents of or filings or registrations with any Governmental Entity or any other third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement, (B) the consummation by the Company of the Merger and the other transactions contemplated hereby, (C) the execution and delivery by Company Bank of the Bank Merger Agreement or (D) the consummation by Company Bank of the Bank Merger..

Section 3.8 Broker’s Fees. Except for the firm whose engagement letter is set forth in Company Disclosure Schedule 3.8, none of the Company or any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 3.9, since December 31, 2020, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Company Capital Stock, (b) any event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and, except as set forth on Company Disclosure Schedule 3.9, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future, (c) except with respect to the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business; and (d) any action taken by the Company or any Company Subsidiary or any failure to take any action that would have resulted in a breach of Section 5.1 had such act or omission occurred during the period from the date hereof to the Closing.

Section 3.10 Legal Proceedings; Etc. None of the Company or any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of the Company, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against the Company or any Company Subsidiary challenging the validity of the transactions contemplated by this Agreement. Except as set forth in the Company Disclosure Schedule 3.10, as of the date hereof, there is no proceeding, claim, action or governmental investigation pending, or to the Knowledge of the Company threatened, against the Company or any Company Subsidiary and no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator is outstanding against the Company or any Company Subsidiary. As of the date hereof, there is no default by the Company or any Company Subsidiary under any material contract or agreement to which such entity is a party; and, except as set forth in the Company Disclosure Schedule 3.10, none of the Company or any Company Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting their respective operations, and none of the Company or any Company Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

Section 3.11 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable). Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(c) No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has distributed stock to another Person, or has had its stock distributed by another Person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j) Neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five years.

(k) As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state and local, and foreign taxes, fees, assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties related thereto.

(l) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.12 Employee Benefit Plans.

(a) Company Disclosure Schedule 3.12(a) sets forth a complete and correct list of: (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) all pension, benefit, retirement, profit sharing, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, unit option, restricted units, unit bonus, phantom equity, equity-based, incentive, deferred compensation, deferred bonus, salary reduction, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements; (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of the Company or any Company Subsidiary that are sponsored or maintained by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has made or is required to make payments, transfers, or contributions or with respect to which the Company or any Company Subsidiary has or may have any liability or obligation (all of the above in (i), (ii) and (iii) being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively), and (iv) all amendments and restatements of each Employee Plan. Other than as set forth on Company Disclosure Schedule 3.12(a), no Employee Plan is maintained outside of the United States.

(b) The Company and any Company Subsidiary has made available to Parent with respect to each Employee Plan, accurate, current and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust agreement or other funding arrangements, custodial agreements, insurance policies and contracts, administrative service agreements, adoption agreements, any investment management or investment advisory agreement and other similar agreements, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, summary annual report and employee handbooks; (v) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter issued by the Internal Revenue Service, or, if applicable, the advisory letter or opinion letter from the Internal Revenue Service with respect to a volume submitter document; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, copies of the Forms 5500 for the last three plan years, with schedules and financial statements attached; (vii) where applicable, actuarial, consulting or other reports related to any Employee Plan with respect to the most recently completed plan year; (viii) the three (3) most recent coverage and non-discrimination tests performed under the applicable sections of the Code with respect to any Employee Plan; (ix) copies of any notices, communications, letters or other correspondence between the Company or any Company Subsidiary and the Internal Revenue Service, U.S. Department of Labor or other Governmental Entity relating to any Employee Plan within the past six years; and (x) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Parent.

(c) (i) Each Employee Plan, if intended to be qualified under Section 401(a) of the Code, is so qualified and has received a favorable determination or advisory opinion letter from the Internal Revenue Service as to its tax-qualified status and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from Tax under the provisions of Section 501(a) of the Code and, to the Knowledge of the Company or any Company Subsidiary, no event has occurred since the date of any such determination which could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination, (ii) all filings required by the Code or ERISA in the last six (6) years were made with respect to each Employee Plan and (iii) each Employee Plan has been established, administered, operated and maintained in accordance with its terms and any related documents or agreements and in compliance in all respects with applicable law including, without limitation, ERISA, the Code, Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”), the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010 and any regulations or rules promulgated thereunder (collectively, the “ACA”). With respect to each Employee Plan, there have been no nonexempt “prohibited transactions,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary maintains or is required to contribute to, either currently or at any time in the past six (6) years, any Employee Plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, (ii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA, (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (v) provides for payments or benefits, including, without limitation, medical, life insurance or other welfare type benefits, beyond termination of service or retirement other than as required by COBRA or under a similar state law or other than death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code, or (vi) is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(e) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date. There is no pending or, to the Knowledge of the Company or any Company Subsidiary, threatened action, suit, assessment, proceeding, complaint, investigation, or claim of any kind in any court or government agency with respect to any Employee Plan, other than routine claims for benefits, nor is there a basis for such of the foregoing.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any Company Subsidiary that is subject to COBRA, the Company and any Company Subsidiary has complied in all respects with the continuation coverage requirements of COBRA. The Company or any Company Subsidiary has complied in all respects with the applicable provisions of the ACA including all provisions of the ACA applicable to the employees of the Company or any Company Subsidiary, including the employer shared responsibility provisions relating to the offer of “minimum essential coverage” to “full-time” employees that is “affordable” and provides “minimum value” (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations).

(g) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) Except as set forth on Company Disclosure Schedule 3.12(h), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Company Subsidiary to any current or former director, manager, officer, director, employee or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, director, employee or consultant (or dependents of such Persons) of the Company or any Company Subsidiary.

(i) Neither the Company nor any Company Subsidiary has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any Company Subsidiary other than the Employee Plans, or to make any amendments to any of the Employee Plans. The Company and any Company Subsidiary has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person. No Employee Plan provides benefits to any individual who is not a current or former employee of the Company or any Company Subsidiary, or the dependents or other beneficiaries of any such current or former employee.

(j) All individuals who perform services for the Company or any Company Subsidiary have been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable laws, as employees or independent contractors, and neither the Company nor any Company Subsidiary has received notice to the contrary from any Person or Governmental Entity. Neither the Company nor any Company Subsidiary has used the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code).

(k) Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Plan is or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l) Except as set forth on Company Disclosure Schedule 3.12(l), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Company Subsidiary or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 3.13 Title and Related Matters.

(a) The Company and the Company Subsidiaries have good title, and as to owned real property have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of the Company or the Financial Regulatory Reports of the Company or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, collected or written off in the ordinary course of business since December 31, 2022), free and clear of all Liens, except for (i) those Liens reflected in the Financial Statements of the Company and the Financial Regulatory Reports of the Company or incurred in the ordinary course of business after December 31, 2022, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, and (iii) Liens and title imperfections that are not in the aggregate material to the Company and its subsidiaries on a consolidated basis.

(b) All agreements pursuant to which the Company or any Company Subsidiary leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event that with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries on a consolidated basis. The Company and the Company Subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all Liens, claims or encumbrances (other than the rights of the lessor), and, except as set forth in the Company Disclosure Schedule 3.13(b), Parent or one of its subsidiaries shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c) All of the buildings, structures and fixtures owned, leased or subleased by the Company or any Company Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations. All of the material personal properties owned, leased or subleased by the Company or any Company Subsidiary are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects that do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14 Real Estate.

(a) Company Disclosure Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by the Company or any Company Subsidiary or in which the Company or any Company Subsidiary has any ownership or leasehold interest. True and correct copies of all such leases have been previously provided to Parent and all such agreements are in full force and effect on the date hereof. Except as set forth on the Company Disclosure Schedule 3.14(a), there are no pending agreements to sell any of the parcels of real estate, or interests therein, owned by the Company or any Company Subsidiary.

(b) Company Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which the Company or any Company Subsidiary is the lessee of any real property and that relates in any manner to the operation of the businesses of the Company or any Company Subsidiary. Company Disclosure Schedule 3.14(b) also lists any such lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of such lease, identifying the Section of such lease that contains such restriction or prohibition.

(c) The Company and each the Company Subsidiary are in compliance in all material respects with each law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in the Company Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by the Company or any Company Subsidiary, none of the Company or any Company Subsidiary has received notice of any pending, and to the Knowledge of the Company there are no threatened, condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15 Environmental Matters.

(a) Except as set forth in Company Disclosure Schedule 3.15(a), the Company, each Company Subsidiary and, to the Knowledge of the Company, the Participation Facilities (as defined below) and the Loan Properties (as defined below), are in material compliance, and there are no present circumstances that would reasonably be expected to prevent or interfere with the continuation of such material compliance with all applicable Environmental Laws (as defined in Section 11.1).

(b) There is no litigation pending or, to the Knowledge of the Company, threatened before any Governmental Entity or other forum in which the Company, any Company Subsidiary, or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined in Section 11.1), whether or not occurring at, on or involving a site owned, leased or operated by the Company, any Company Subsidiary or any Participation Facility for which the Company or any Company Subsidiary would have any liability.

(c) There is no pending, or to the Knowledge of the Company or any Company Subsidiary, any threatened litigation naming the Company or any Company Subsidiary as a defendant or potentially responsible party, and, to the Knowledge of the Company or any Company Subsidiary, there is no litigation pending or threatened before any Governmental Entity or other forum in which any Loan Property has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property for which the Company or any Company Subsidiary would have any liability.

(d) To the Knowledge of the Company, there is no basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement for which the Company or any Company Subsidiary would have any liability.

(e) To the Knowledge of the Company, during the period of (i) ownership or operation by the Company or any Company Subsidiary of any of its current or former properties, (ii) participation by the Company or any Company Subsidiary in the management of any Participation Facility, or (iii) holding by the Company or any Company Subsidiary of a security interest in any Loan Property, there has been no contamination by or releases of Hazardous Material in, on, under or affecting such properties for which the Company or any Company Subsidiary would have any liability.

(f) To the Knowledge of the Company, prior to the period of (i) ownership or operation by the Company or any Company Subsidiary of any of its current or former properties, (ii) participation by the Company or any Company Subsidiary in the management of any Participation Facility, or (iii) holding by the Company or any Company Subsidiary of a security interest in any Loan Property, there were no contaminations by or releases of Hazardous Material or oil in, on, under or materially affecting any such property, Participation Facility or Loan Property that have not been remediated in accordance with all applicable Environmental Laws for which the Company or any Company Subsidiary would have any liability.

(g) Except as set forth in Company Disclosure Schedule 3.15(g), there are no underground storage tanks on, in or under any properties owned or operated by the Company, any Company Subsidiary or, to the Knowledge of the Company, any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by the Company, any Company Subsidiary or, to the Knowledge of the Company, any Participation Facility except in material compliance with Environmental Law.

(h) The Company has previously made available to Parent copies of any and all environmental reports, studies, assessments or data compilations and information in its possession or reasonably available to the Company regarding any properties currently or formerly owned or operated by the Company or any Company Subsidiary and such reports, studies, assessments or data compilations are listed in Company Disclosure Schedule 3.15(h).

Section 3.16 Commitments and Contracts.

(a) Except for this Agreement and as set forth in Company Disclosure Schedule 3.16(a), none of the Company or any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such Person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by the Company or a Company Subsidiary);

(ii) Any labor contract or agreement with any labor union;

(iii) Any contract covenants that limit the ability of the Company or any Company Subsidiary to compete in any line of business or that involve any restriction of the geographical area in which the Company or any Company Subsidiary may carry on its businesses, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (“Restrictive Covenant”) (other than as may be required by law or applicable Governmental Entity);

(iv) Any lease (other than real estate leases described on Company Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more;

(v) Any instrument evidencing or related to borrowed money in respect of which the Company or any Company Subsidiary is obligated to any party, other than deposits, Federal Home Loan Bank (“FHLB”) advances or securities sold under agreement to repurchase;

(vi) Any contract pursuant to which the Company may become obligated to invest in or contribute capital to any entity, or calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 5% of the fixed assets the Company;

(vii) Any lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $10,000 on an annual basis;

(viii) Any contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company;

(ix) Any contract that relates to the involvement of the Company in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(x) Any consulting agreement or data processing, software programming or licensing contract involving the payment of more than $10,000 per annum; or

(xi) Any contract not terminable without cause within 60 day’s notice or less without penalty or that obligates the Company or any Company Subsidiary for the payment of more than $10,000 annually (collectively, “Contracts”) over its remaining term.

(b) Except as set forth in Company Disclosure Schedule 3.16(b), there is not, under any agreement, lease, license or contract not terminable without cause within 60 days’ notice or less without penalty or that obligates the Company or any Company Subsidiary for the payment of $5,000 annually or over its remaining term to which the Company or any Company Subsidiary is a party, any existing default or event of default, or any event that, with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c) Except as set forth on Company Disclosure Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including without limitation the Merger and the Bank Merger, will result in termination of any Contracts or modification or acceleration of any of the terms of such Contracts; and (ii) no Consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement, including without limitation the Merger and the Bank Merger.

(d) Company Disclosure Schedule 3.16(d) lists the deadlines for extensions or terminations of any licenses or Contracts (including specifically real property leases and data processing agreements) to which the Company or any Company Subsidiary is a party.

Section 3.17 Regulatory Matters. Other than as set forth on Company Disclosure Schedule 3.17, none of the Company or any Company Subsidiary has taken or agreed to take any action, and the Company does not have any Knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement, including matters relating to the Community Reinvestment Act or the Bank Secrecy Act (“BSA”).

Section 3.18 Antitakeover Provisions. The Company has taken all actions required to exempt the Company, this Agreement and the Merger and the Bank Merger from any provisions of an antitakeover nature contained in the organizational documents of the Company and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.19 Insurance. The Company and the Company Subsidiaries are presently insured as set forth on Company Disclosure Schedule 3.19, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company and the Company Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which the Company is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Company Disclosure Schedule 3.19. None of the Company or any Company Subsidiary has received any notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Company Disclosure Schedule 3.19, there are no material claims pending under such policies of insurance and no notices have been given by the Company or any Company Subsidiary under such policies. Within the last three years each of the Company and the Company Subsidiaries have received each type of insurance coverage for which it has applied and during such period has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.20 Labor.

(a) No work stoppage involving the Company or any Company Subsidiary is pending as of the date hereof or, to the Knowledge of the Company, threatened. Except as disclosed on the Company Disclosure Schedule 3.20, none of the Company or any Company Subsidiary is involved in, or, to the Knowledge of the Company, threatened with or affected by, any proceeding asserting that the Company or any Company Subsidiary has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding that might reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries on a consolidated basis. No union represents or, to the Knowledge of the Company, claims to represent any employees of the Company or any Company Subsidiary, and, to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any Company Subsidiary.

(b) The Company has made available to Parent a true and complete list of all employees of the Company and of each Company Subsidiary as of the date hereof, together with the employee position, title, salary and date of hire. Except as set forth on the Company Disclosure Schedule 3.16(a) hereto, no employee of the Company or any Company Subsidiary has any contractual right to continued employment by such entity.

(c) The Company and each the Company Subsidiary is in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Company Disclosure Schedule 3.20(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of the Company or any of its subsidiaries, there is not threatened any (i) proceeding against or affecting the Company or any Company Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity, organizational activity, and/or (ii) other labor or employment dispute against or affecting the Company or any Company Subsidiary.

(e) To the knowledge of the Company, no current or former employee or independent contractor of the Company or any Company Subsidiary is in violation in any material respect of any term of any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any Company Subsidiary, or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary with an annual base salary equal to or greater than $75,000 intends to terminate his or her employment relationship.

Section 3.21 Compliance with Laws. Except for any noncompliance that has been cured prior to the date hereof, or as disclosed in Company Disclosure Schedule 3.21, the Company and each Company Subsidiary have materially complied with all applicable federal, foreign, state and local laws, rules, ordinances, judgments, permits, regulations and orders applicable to them (“Laws”), their properties, assets, deposits, business, conduct of business and relationship with their employees, including, without limitation, the USA PATRIOT Act, the BSA, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community

Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and none of the Company or any Company Subsidiary has received any written notice to the contrary from any Governmental Entity that is currently outstanding. Except as disclosed in Company Disclosure Schedule 3.21, neither the Company nor any Company Subsidiary:

(a) has received a notification or communication from any Governmental Entity or the staff thereof (i) asserting that it is not in compliance with any laws or orders that such Governmental Entity enforces, (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to all similarly situated bank holding companies and their subsidiary banks); or

(b) is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist that would cause it: (i) to be deemed to be operating in violation in any material respect of the BSA, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Company has adopted and the Company has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder.

(c) Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary.

Section 3.22 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of the Company at the time such deposits were entered into, (b) the loans listed on Company Disclosure Schedule 3.5 or arm’s length loans to non-officer employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under Employee Plans of the Company or any Company Subsidiary set forth in Company Disclosure Schedule 3.12(a), and (d) items set forth on Company Disclosure Schedule 3.22, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such Person, or $5,000 for all such contracts for commitments in the aggregate for any such individuals No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended (with respect to extensions, not in the ordinary course of business) except for rate modifications pursuant to its loan modification policy that is applicable to all Persons. The Company has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate.

Section 3.23 Derivative Contracts. Except as set forth on Company Disclosure Schedule 3.23, none of the Company or any Company Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of the Company that is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits. Except as set forth on Company Disclosure Schedule 3.24, none of the deposits of the Company are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and, except as set forth on Company Disclosure Schedule 3.24, no portion of such deposits represents a deposit of any Affiliate of the Company or any Company Subsidiary.

Section 3.25 Accounting Controls; Disclosure Controls.

(a) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company Disclosure Schedule 3.25 sets forth, based on the Company’s most recent evaluation prior to the date hereof, (x) any significant deficiencies and material weaknesses in the design or operation of internal accounting controls that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves directors, management or other employees who have a significant role in the Company’s internal accounting controls, in each case, disclosed to the Company’s auditors, the audit committee of the Board of Directors of the Company or any court, administrative agency or commission or other governmental authority or instrumentality, including without limitation the Regulatory Authorities, or any self-regulatory organization (each, a “Governmental Entity”).

(b) Since January 1, 2023, (i) none of the Company or any Company Subsidiary nor any director, officer or employee, or, to the Knowledge of the Company or any Company Subsidiary, any auditor, accountant or representative of the Company or any Company Subsidiary has received any written complaint, allegation, assertion, or claim that such entity has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) to the Knowledge of the Company or any Company Subsidiary, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to any officer of the Company, any Company Subsidiary, their Boards of Directors or any member or committee thereof.

Section 3.26 Company Information. The information relating to the Company, the Company Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4 and the information relating to the Company and the Company Subsidiaries that is provided by the Company or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.27 Deposit Insurance. The deposit accounts of the Company are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDI Act”). The Company has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDI Act.

Section 3.28 Intellectual Property; the Company Systems.

(a) The Company and each Company Subsidiary owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) to the Knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries and (iii) neither the Company nor any Company Subsidiary has received any notice of any claim with respect to any Intellectual Property owned or licensed by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b) The computer, information technology and data processing systems, facilities and services used by the Company or any Company Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Company Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted and the Company Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Company and the Company Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of

the Company, no third party has gained unauthorized access to any Company Systems owned or controlled by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Company Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Company and the Company Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Company and the Company Subsidiaries.

(c) Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of the Company Subsidiaries.

Section 3.29 Untrue Statements and Omissions. The Company Disclosure Schedules do not contain any untrue statement of a material fact.

Section 3.30 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from a nationally recognized investment banking firm specializing in advising clients in transactions similar to the Merger, a true and complete copy of which will be delivered to Parent promptly after the date of this Agreement, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.31 No Trust Powers. None of the Company or any Company Subsidiary exercises trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

Section 3.32 Investment Securities. The Company and each the Company Subsidiary have good and marketable title to all securities owned by them, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or any Company Subsidiary. Such securities are valued on the books of the Company in accordance with GAAP in all material respects. The Company and each Company Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable.

Section 3.33 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, to the Knowledge of the Company, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company or any of its Subsidiaries.

Section 3.34 Related Party Transactions. Except as set forth in Company Disclosure Schedule 3.21, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) (x) (i) any current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or Person who performs a policy-making function, in each case, of the Company or any of its Subsidiaries or (ii) any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock or (y) any Affiliate or, to the Knowledge of Company, any immediate family member of any Person referenced in clause (x), on the other hand.

Section 3.35 No Dissenter’s or Appraisal Rights. With respect to the transactions contemplated hereby, no holder of the Company Capital Stock is entitled to exercise any appraisal rights under the BCA or any successor statute, or any similar dissenter’s or appraisal rights.

Section 3.36 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, nor, to the knowledge of the Company, are there any facts or circumstances that could reasonably be expected to prevent the Merger from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent; and (iii) any disclosures made in the Parent Disclosure Schedule with respect to a section of this Article 4 shall be deemed to qualify any other section of this Article 4 (A) specifically referenced or cross-referenced in such disclosure and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-

reference) from a reading of the disclosure that such disclosure applies to such other section of this Article 4, or (b) as disclosed in any Parent Reports publicly filed by Parent after December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Related Matters.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered with the Federal Reserve Board as a bank holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and correct copies of the Parent Articles and Parent Bylaws, each as amended to the date hereof, have been made available to the Company.

(b) Parent Bank is a bank duly organized and validly existing under the laws of the State of New Jersey. Parent Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, or as proposed to be conducted pursuant to this Agreement, and Parent Bank is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by    Parent Bank, or the character or location of the properties and assets owned or leased by Parent Bank makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Parent Bank on a consolidated basis. True and correct copies of the Certificate of Incorporation and Bylaws of Parent Bank, each as amended to the date hereof, have been made available to the Company.

Section 4.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of shares of Parent Common Stock in connection with the Merger, have been duly and validly approved by the Board of Directors of Parent. No other corporate or other proceedings on the part of Parent are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of Parent, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Parent Articles and Parent Bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Parent Disclosure Schedule 4.2, and (Y) with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent on a consolidated basis. The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

Section 4.3 Consents and Approvals. Except for (i) the filing of applications, filings, certificates and notices, as applicable, with Nasdaq and the approval of the listing on the Nasdaq of the shares of Parent Common Stock to be issued as the Common Stock Consideration pursuant to this Agreement, (ii) the Consents of the Regulatory Authorities referred to in Section 3.7; (iii) the approval of this Agreement and the Amendment by the shareholders of the Company; (iv) the filing with the SEC of (a) any filings that are necessary under applicable requirements of the Exchange Act and (b) the S-4 to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement and declaration of effectiveness of the S-4, (v) the disclosure in Parent Disclosure Schedule 4.3, no Consents by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Parent of this Agreement, and the consummation of the Merger and the Bank Merger and the other transactions contemplated hereby. Neither Parent nor Parent Bank is a party to any, and there are no pending or, to the Knowledge of Parent, any threatened, judicial, administrative, arbitral or other proceedings, claims (whether asserted or unasserted), actions, causes of action or governmental investigations against Parent challenging the validity of the transactions contemplated by this Agreement.

Section 4.4 Parent Information. The information relating to Parent, its Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. .

Section 4.5 Regulatory Matters.

(a) Parent has not taken or agreed to take and from now until the Effective Time will not so take any action, and have no Knowledge of any fact and have not agreed to any circumstance, that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act or the BSA.

(b) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2021 with any Regulatory Authority, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations or inspections conducted by a Regulatory Authority in the ordinary course of business of Parent and its Subsidiaries, (a) no Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2021, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (b) there is no unresolved violation, criticism or exception by any Regulatory Authority of Parent or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, and (c) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2021, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.6 Access to Funds. Parent has, and on the Closing Date will have, access to all funds necessary to pay the aggregate Series A Consideration and Series C Consideration.

Section 4.7 Capitalization.

(a) The authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock. As of the date of this Agreement, there are (i) 6,314,331 shares of Parent Common Stock issued and outstanding, (ii) no shares of Parent Common Stock held in treasury, (iii) 246,883 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock or restricted stock units (“Parent Restricted Stock Awards”) or upon the exercise of stock options granted under Parent’s 2007 Stock Option Plan, 2012 Equity Incentive Plan, or 2018 Equity Incentive Plan as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 189,686 shares of Parent Common Stock reserved for issuance under Parent’s Dividend Reinvestment and Stock Purchase Plan, and (v) no other shares of capital stock or equity or voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Other than the Parent Equity Awards issued prior to the date of this Agreement and the shares issuable under Parent’s Dividend Reinvestment and Stock Purchase Plan, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.8 Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries included in (x) Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and (y) Parent’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023 and September 2023 (including, in each case, the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the financial statements referenced in clause (y) above to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

Section 4.9 Broker’s Fees. With the exception of the engagement of Raymond James Financial, Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

Section 4.10 Absence of Certain Changes or Events. Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.11 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against Parent or any Parent Subsidiary or, to Parent’s knowledge, any of their current or former directors or executive officers that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets, rights or properties of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any Company Subsidiary has received a notification or communication from any Governmental Entity or the staff thereof (i) asserting that it is not in compliance with any laws or orders that such Governmental Entity enforces, (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to all similarly situated bank holding companies and their subsidiary banks).

Section 4.12 SEC Reports. No communication mailed by Parent to its stockholders since January 1, 2023 or any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2023 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Parent Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports. No representation or warranty is made herein by Parent with respect to any information of or supplied by the Company and contained in the S-4.

Section 4.13 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2021 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

Section 4.14 Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Intellectual Property; Parent’s Systems.

(a) The Parent and each Parent Subsidiary owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent: (i) (A) the use of any Intellectual Property by the Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Parent or any Parent Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to the Parent that the Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) to the Knowledge of the Parent, no Person is challenging, infringing on or otherwise violating any right of the Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Parent or its Subsidiaries and (iii) neither the Parent nor any Parent Subsidiary has received any notice of any claim with respect to any Intellectual Property owned or licensed by the Parent or any Parent Subsidiary, and the Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Parent and its Subsidiaries.

(b) The computer, information technology and data processing systems, facilities and services used by the Parent or any Parent Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Parent Systems”), are reasonably sufficient for the conduct of the respective businesses of the Parent and the Parent Subsidiaries as currently conducted, and the Parent Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Parent and the Parent Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, to the Knowledge of the Parent, no third party has gained unauthorized access to any Parent Systems owned or controlled by the Parent or any Parent Subsidiary. The Parent and the Parent Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Parent Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Parent and the Parent Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Parent and the Parent Subsidiaries.

(c) Each of the Parent and the Parent Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Knowledge of the Parent, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Parent or any of the Parent Subsidiaries.

Section 4.16 Taxes and Tax Returns.

(a) Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the financial statements included in the Parent Reports. Each of Parent and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c) There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(d) Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the most recent financial statements of Parent included in the Parent Reports.

Section 4.17 Untrue Statements and Omissions. The Parent Disclosure Schedules do not contain any untrue statement of a material fact.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of the Company.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each the Company Subsidiary to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact for the Company and Parent its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) except as required by law or regulation, take no action that would adversely affect or delay the ability of any of the Parties to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, and (iv) take no action that results in or that would reasonably be expected to result in a Material Adverse Effect on the Company, provided that compliance with the forgoing shall not require the Company to violate any other provision of this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, except as required by law, regulation or the provisions of this Agreement, neither the Company nor any Company Subsidiary shall, without the prior written consent of Parent or as set forth in this Agreement:

(i) change, delete or add any provision of or to its Certificate of Incorporation or Bylaws or other governing documents of any such entity;

(ii) (A) change the number of shares of the authorized, issued or outstanding Company Capital Stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, (B) issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock, including without limitation any Company Restricted Stock Awards; or (C) declare, set aside or pay any dividend or other distributions;

(iii) with respect to borrowings, incur any liabilities or material obligations (other than deposit liabilities and short-term borrowings (including FHLB borrowings and correspondent bank borrowings) with maturities of six months or less in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv) make any capital expenditures individually in excess of $5,000 and collectively in excess of $10,000, other than expenditures necessary to maintain existing assets in good repair;

(v) except as set forth on Company Disclosure Schedule 3.14(a), sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi) (a) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (b) amend (whether in writing or through the interpretation of) any Employee Plan of the Company or any Company Subsidiary, (c) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than executive officers) in the ordinary course of business and set forth in Company Disclosure Schedule 5.1(b)(vi), that do not exceed, with respect to any individual, two percent (2.0%) of such individual’s base salary or wage rate in effect as of the date hereof, and do not exceed two percent (2.0%) in the aggregate for all non-executive officer employees, (d) pay or award, or commit to pay or award, any bonuses or incentive compensation, (e) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (f) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (g) fund any rabbi trust or similar arrangement, (h) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $50,000, other than for cause (as determined in the ordinary course of business), (i) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $10,000, except for any hire or promotion upon the consent of Parent (which shall not be unreasonably withheld), to replace an employee who has terminated his or her employment at a target total annual compensation less than or equal to the replaced employee, or (j) waive, release or limit any Restrictive Covenant obligation of any current or former officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries;

(vii) except as set forth on Company Disclosure Schedule 5.1(b), enter into or extend any agreement requiring payments by the Company in excess of $5,000, including but not limited to any lease or license relating to real property, personal property, data processing or bankcard functions, other than in connection with capital expenditures permitted under Section 5.1(b)(iv) and sales and dispositions permitted under Section 5.1(b)(v);

(viii) acquire or agree to acquire one percent (1%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, the Company shall consult with Parent with respect to any such foreclosures;

(ix) originate, purchase, extend or grant (a) any loan or extension of credit, including modifications to any loans existing on the date hereof, in principal amount in excess of $250,000, or (b) any non-owner occupied construction loan, business equipment loan, manufactured housing loan, marine or boat loan, airplane loan or loan not in compliance with board approved policies of the Company Bank in effect as of the date hereof, in any amount, provided that with respect to (a) and (b) of this paragraph (ix), the prior written consent of Parent shall not be unreasonably withheld. For any proposed extension of credit for which Company shall seek the prior consent of Parent, Company shall send the credit write-up for the proposed credit to (1) Christopher Tonkovich, Executive Vice President and Chief Credit Officer, and (2) Daniel O’Donnell, Executive Vice President and COO, and if Parent does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within two (2) Business Days of receipt of the credit write-up, Parent shall be deemed to have consented to the origination of such credit. If Company sends additional information on the proposed credit to Parent, and Parent does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) Business Days of receipt of the initial additional information, Parent shall be deemed to have consented to the origination of such credit;

(x) file any notices or applications or make any contract with respect to branching by the Company (whether de novo, purchase, sale or relocation), open, relocate or close any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property other than in connection with foreclosure proceedings;

(xi) form any new Subsidiary;

(xii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with the Company’s past practices;

(xiii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 and 8 not being satisfied;

(xiv) purchase or sell or otherwise acquire any investment securities other than U.S. Treasury securities, U.S. Government agency securities or mortgage-backed securities guaranteed by an agency of the U.S. Government, in each case purchased in the ordinary course of business consistent with past practices and in accordance with the Company’s investment policy;

(xv) (A) commence any cause of action (other than counter-claims brought in any action in which the Company is a defendant) or proceeding other than in accordance with past practice or (B) settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or restrictions upon any of the Company’s operations; provided that the amount for which the Company or any of its Subsidiaries is liable, net of any insurance recoveries received by the Company or any of its Subsidiaries, for all such settlements shall not exceed $25,000 in the aggregate;

(xvi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xvii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xviii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xx) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by the Company’s independent public accountants;

(xxi) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Plan of the Company or any Company Subsidiaries;

(xxii) enter into any new line of business, or purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies or otherwise permitted under this Agreement;

(xxiii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxiv) make any written communications to the directors, officers or employees of the Company or any Company Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Parent with a copy or description of the intended communication, which Parent shall promptly review and comment on, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;

(xxv) issue any broadly distributed communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxvi) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of the Company or any Company Subsidiary;

(xxvii) purchase any bank owned life insurance;

(xxviii) use any credits under or in connection with the Company’s current core platform data processing contract;

(xxix) reduce any of the Company’s loan loss or other reserves, except as may be required under GAAP;

(xxx) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(xxxi) defer any compensation or make any payments to officers or directors under the Company Bank’s Nonqualified Deferred Compensation Plan or Directors’ Fee Deferral and Death Benefit Plan; or

(xxxii) agree to do any of the foregoing.

Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time or the time of termination or abandonment of this Agreement, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and the Company Subsidiaries. The Company will promptly notify Parent of any material change in the normal course of business or the operations or the properties of the Company or the Company Subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting the Company or the Company Subsidiaries or the threat of litigation, claims, threats or causes of action involving the Company or the Company Subsidiaries, and will keep Parent fully informed of such events. The Company will furnish to Parent, promptly after their preparation and/or receipt by the Company Bank, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports of the Company Bank for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Parent, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of the Company or the Financial Regulatory Reports of the Company, as applicable. Notwithstanding the forgoing, the Company shall not be required to provide any information hereunder which the Company is permitted to withhold from Parent under Section 5.5(a) hereof.

Section 5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Parent Disclosure Schedule), as required by Law or as consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent;

(c) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Articles 7, 8 or 9 not being satisfied, or in a violation of any provision of this Agreement;

(d) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(e) make, declare or pay any extraordinary dividend on the capital stock of Parent;

(f) take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Section 5.4 Tax-free Reorganization. Each of Parent and the Company shall cause the appropriate officers of Parent and the Company to execute and deliver to Stevens & Lee and Windels Marx Lane & Mittendorf, LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the S-4 and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

Section 5.5 Access to Properties; Personnel and Records; Systems Integration.

(a) For so long as this Agreement shall remain in effect, the Company and the Company Subsidiaries shall permit Parent or its agents upon reasonable notice reasonable access, during normal business hours, to their properties, and shall disclose and make available (together with the right to copy) to Parent and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Company and the Company Subsidiaries, including all books of account (including the general ledger), reconciliations, Tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss this Agreement or any of the transactions contemplated by this Agreement), organizational documents, bylaws, contracts and agreements, filings with any Governmental Entity, correspondence with any Governmental Entity, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Parent may have a reasonable interest, and the Company shall use its reasonable best efforts to provide to Parent and its representatives access to the work papers of the Company’s accountants. During the period from the date of this Agreement to the Effective Time or the time of termination of this Agreement, the Company shall provide to Parent with as much notice as reasonably possible of all special and regular meetings of the Company’s and the Company Bank’s Board of Directors and committees thereof, and the Company and the Company Bank will invite a Parent representative to attend all meetings of its respective Board of Directors, Asset/Liability Committee, Audit Committee, Compensation Committee and Loan Committee, except for any portion of such meetings related to this Agreement or any of the transactions contemplated by this Agreement, and provide Parent with a copy of the board and committee packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter except those board and committee packages and minutes relating to this Agreement or the transactions contemplated by this Agreement. The Company shall provide information not less than weekly regarding the business activities and operations of the Company and its Subsidiaries, and all parties will establish procedures for coordination and monitoring of transition activities.

Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure would, or permit the participation of a Parent representative in any meeting or portion of any meeting where such participation would (i) contravene any law, rule, regulation, order or judgment, (ii) result in the waiver by it of the privilege protecting communications between it and any of its counsel, or (iii) violate any confidentiality agreement entered into by the Company prior to the date hereof; provided that each party shall cooperate with the other party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b) All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the party providing such information until the Effective Time and, if such transaction shall not occur, the party receiving the information shall return to the party that furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information that (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or Regulatory Authority; provided, however, the party that is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) Business Days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.5 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Without the consent of the other party, neither party shall use information furnished to such party other than for the purposes of the transactions contemplated hereby.

(c) From and after the date hereof, the Company shall, and shall cause its and its Subsidiaries’ directors, officers and employees to, and shall make all reasonable efforts to cause the Company Bank’s data processing service providers to, cooperate and assist Parent in connection with an electronic and systematic conversion of all applicable data regarding the Company Bank to Parent Bank’s system of electronic data processing provided that in no event shall such electronic and systematic conversion take place prior to the Effective Time, nor shall Company be obligated to take any step that may not be rescinded by Company unless and until Parent acknowledges that all of the conditions to closing set forth in Articles 7 and 8 have been satisfied, other than the delivery of documents at the Closing. In furtherance of, and not in limitation of, the foregoing, the Company shall make reasonable arrangements during normal business hours to permit personnel and representatives of Parent to train the Company Bank’s employees in Parent Bank’s system of electronic data processing. The Company shall permit Parent to train the Company Bank’s employees during the 60-day period before the anticipated

Effective Time (with certain key employees designated by Parent to be made available for training during the 90-day period before the anticipated Effective Time) with regard to Parent’s operations, policies and procedures at Parent’s sole cost and expense. This training may take place at the branch offices of the Company or Parent at such times to be determined in cooperation with the Company and shall be conducted in a manner so as to not interfere with the business operations of the Company branch offices.

Section 5.6 Approval of Shareholders. The Company shall prepare the Proxy Statement and shall permit Parent to review and comment on the Proxy Statement prior to its mailing to the Company’s shareholders, such mailing to occur as soon as practicable after the date of this Agreement. The Company will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders to be held as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the required shareholder approval of this Agreement and the transactions contemplated hereby, including the Amendment, and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Company Shareholders Meeting”). The Board of Directors of the Company will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, including the Amendment, and the Company will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, including the Amendment; provided, however, that the Board of the Company shall be entitled to change its recommendation to the shareholders of the Company (an “Adverse Recommendation Change”) after the third (3rd) Business Day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that the Company Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal (as defined below) that it received (that did not result from a breach of Section 5.7) constitutes a Superior Proposal (as defined in Section 5.7) (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Company Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, (ii) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Parent since its receipt of such Notice of Superior Proposal (provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Company Board has again in good faith made the determination in clause (i) of this Section 5.6, and (B) that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and (iii) the Company has fully complied with Section 5.7 hereof.

Section 5.7 No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby or as otherwise permitted by this Section 5.7, neither the Company nor any Affiliate (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representatives”) retained by the Company shall directly or indirectly (i) initiate, solicit, encourage or otherwise take any action designed to or which could reasonably be expected to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Proposal” (as defined below) by any other party or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Neither the Company nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Proposal, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing. The Company shall promptly notify Parent orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. The Company shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing provisions of this Section 5.7, in the event that, prior to obtaining shareholder approval of this Agreement, the Company receives an unsolicited bona fide written Acquisition Proposal not solicited in violation of this Agreement, and the Company Board of Directors concludes in good faith (after consultation with its outside legal counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties for the Board to respond to such Acquisition Proposal and (ii) such Acquisition Proposal constitutes a “Superior Proposal” (as defined below), the Company may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with such third party on terms no less restrictive to the Company than the confidentiality agreement with Parent, and provided further that the Company also shall provide to Parent a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.7 to the extent not previously provided or made available to Parent. The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Company shall (i) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or the Company from any Person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and (iii) keep Parent fully informed in all material respects of the status and details of any determination by the Company’s Board of Directors with respect to any such Acquisition Proposal.

The term “Acquisition Proposal” shall, with respect to the Company, mean any proposal or offer for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger and the Bank Merger) of any company with the Company or the Company Bank, (b) a purchase, lease or other acquisition of all or substantially all the assets of the Company or the Company Bank, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of the Company or the Company Bank, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of the Company or the Company Bank. “Superior Proposal” means an Acquisition Proposal that the Board of Directors of the Company reasonably determines (after consultation with its financial advisor) to (i) involve consideration to the holders of the shares of Company Capital Stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the Merger Consideration (taking into account all the terms and conditions of such proposal and this Agreement (including changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise, if any)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.8 Maintenance of Properties; Certain Remediation and Capital Improvements. The Company and the Company Subsidiaries will maintain their properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.9 Environmental Audits. Upon the written request of Parent, which request shall occur within sixty (60) days of the date hereof, the Company will permit Parent, at Parent’s expense, with respect to each parcel of real property owned by the Company, to procure an environmental audit, preliminary assessment, property condition assessment and/or such other environmental evaluations of such real property as Parent deems necessary or appropriate.

Section 5.10 Title Insurance. Upon the written request of Parent, which request shall occur within thirty (30) days of the date hereof, the Company will permit Parent, at Parent’s expense, with respect to each parcel of real property owned by the Company, to obtain a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to Parent.

Section 5.11 Surveys. Upon the written request of Parent, which request shall occur within thirty (30) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, the Company will permit Parent, at Parent’s expense, to obtain a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Parent, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).

Section 5.12 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Company Disclosure Schedule 3.14(b), the Company will obtain all Consents necessary or appropriate to complete the Merger and the Bank Merger, to transfer and assign all right, title and interest of the Company and its Subsidiaries to Parent and to permit the use and operation of the leased premises by Parent as of the Closing.

Section 5.13 Support Agreements. In addition to the Support Agreements delivered on or prior to the date of the Agreement by each director and each executive officer of the Company, the Company shall deliver to Parent a Support Agreement in form and substance as set forth at Exhibit B, executed by each Person who becomes a director or executive officer (including the President and Chief Executive Officer, the Chief Financial Officer and each Senior Vice President) of the Company.

Section 5.14 Disclosure Controls.

(a) Between the date of this Agreement and the Effective Time, (i) the Company shall maintain disclosure controls and procedures that are effective to ensure that material information relating to the Company and the Company Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of the Company to permit the Company to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to the Company’s auditors and audit committee any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) the Company shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b) Between the date of this Agreement and the Effective Time, the Company shall, upon reasonable notice during normal business hours, permit Parent (i) to meet with the officers of the Company responsible for the Financial Statements of the Company and the internal control over financial reporting of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate concerning Parent’s obligations under Section 302 and 906 of the Sarbanes-Oxley Act; and (ii) to meet with officers of the Company to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to the Company’s operations with the controls and procedures and internal control over financial reporting of Parent for purposes of assisting Parent in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time. The Company shall, and shall cause its and the Company’s respective employees and accountants to, fully cooperate with Parent in the preparation, documentation, review, testing and all other actions Parent deems reasonably necessary to satisfy the Parent’s internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.15 Advisory Board. Parent may in its discretion establish and maintain, subject to any required approval of the applicable Regulatory Authorities, a Philadelphia/Southern New Jersey advisory board to advise Parent on operations in the Company’s current market area following the Merger. Each director of the Company as of the date of this Agreement, excluding the New Member, shall be invited to serve on such advisory board. The members of this advisory board would be eligible to participate in Parent’s equity incentive plans.

Section 5.16 Audited Financial Statements. The Company shall use its best efforts to cause RSM US LLP or such other independent audit firm acceptable to Parent to render its unqualified opinion on the audited financial statements of the Company at and for the year-ended December 31, 2023 on or before April 30, 2024. Such opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America (such unqualified opinion is referred to herein as the “Auditor Opinion”).

Section 5.17 Corporate Governance. Effective as of the Effective Time, Parent shall (a) increase the size of the Board of Directors of Parent by one (1) member, and cause Parent Bank to take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank by one (1) member, and (b) appoint one member of the Board of Directors of the Company, to be selected by the Nominating/Governance Committee of Parent in consultation with the Board of Directors of Parent (the “New Member”), to the Boards of Directors of Parent and Parent Bank, respectively, for terms to expire at Parent’s next annual meeting of shareholders. Parent agrees to cause the New Member to be nominated for election to a new term on the Boards of Directors of Parent and Parent Bank at Parent’s next annual meeting of shareholders, unless prohibited by law or any Regulatory Authority.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable best efforts in good faith promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, so as permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article 7 hereof, and furthermore agrees to cooperate fully with the other Party to that end.

Section 6.2 SEC Filings; Regulatory Matters.

(a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the S-4 (in which the Proxy Statement of the Company and prospectus of Parent will be included), no later than the 30th business day after the date of this Agreement. The Company shall cooperate with Parent in respect of the form and content of any communication with shareholders of the Company. Each of Parent and the Company shall use commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish to Parent all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any action contemplated by this Section 6.2.

(b) As promptly as practicable following the execution and delivery of this Agreement, but in no event more than 45 days from the date hereof, Parent shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities that are necessary or contemplated for the obtaining of their Consents or the consummation of the Merger and the Bank Merger, and the Company shall provide Parent with such information as Parent reasonably requests in connection with the preparation of such applications and filings. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, Consents, rulings and authorizations of Regulatory Authorities and third parties that are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of the Company. Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement prior to the time such filing or material is filed or submitted.

(c) Each Party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with the Proxy Statement, the S-4 and any statement or application made by or on behalf of any such party to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

Section 6.3 Employment and Employee Benefits Matters.

(a) The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Parent or any of its Affiliates and any officer or employee of the Company or an obligation on the part of Parent or any of its Affiliates to employ any such officers or employees.

(b) Parent will honor the employment agreements and change in control agreement of the Company as set forth at the Company Disclosure Schedule 6.3(b), subject to (i) the terms of any amendment to such agreement entered into between Parent and the officer of the Company who is a party to the employment agreement, and (ii) the Company filing any required applications and certifications with the Regulatory Authorities in order to obtain the approvals required by the FDIC under Part 359 of the FDIC’s regulations (to the extent applicable), and any other approvals of the Regulatory Authorities which may be required. Company Disclosure Schedule 6.3(b) includes a calculation of all potential payments and supporting data as detailed in the employment agreements and change in control agreement calculated as of the date of this Agreement and to be updated in advance of the Closing Date.

(c) Except with respect to Parent’s Employee Stock Ownership Plan, the Company Bank employees who continue as employees of the Parent Bank after the Effective Time (“Continuing Employees”) shall receive, for purposes of eligibility to participate, receive employer contributions and vesting under any Parent 401(k) plan, credit for all service with the Company, or any Company Subsidiary and shall enter any Parent 401(k) plan in accordance with its terms as soon as administratively feasible following the Effective Time. No less than three Business Days prior to the Effective Time, the Company shall take all corporate and other actions required to terminate the Company Bank 401(k) Plan so that such termination date is prior to the Effective Time. The Company shall provide a copy of such proposed actions to Parent for its review and approval no less than six Business Days prior to the proposed date of termination.

(d) Prior to or as of the Effective Time of the Merger, the Company shall terminate, except to the extent not consistent with law, the Company Bank’s health and welfare benefit plans, programs, and insurance. Continuing Employees will become eligible to participate in the medical, dental, health or disability plan maintained by Parent Bank or any of its Affiliates. Parent or any of its Affiliates, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Company Bank plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Company Bank medical, health, dental or disability plans and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Company Bank Employee Plan prior to the enrollment date.

(e) Until the Effective Time, the Company shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) with respect to each Company qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time. Parent shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Company qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) at or after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each Company qualified beneficiary who incurs a qualifying event before the Effective Time.

(f) Employees of the Company, except for (i) the Named Officers (as such term defined in Section 11.1), (ii) any other employee of the Company or any Subsidiary who is a party to an employment or change in control agreement (or any other agreement providing for the payment of severance) with the Company or any Subsidiary, or (iii) any employee who receives a retention payment under Section 6.3(h), as of the date of the Agreement who remain employed by the Company as of the Effective Time and whose employment is terminated by Parent (absent termination for Cause as defined herein) within six (6) months after the Effective Time shall receive severance pay equal to two (2) weeks of base weekly pay for each year of employment service completed with the Company or any Company Subsidiary, prior to the Effective Time, with a minimum severance payment to an individual equal to four (4) weeks of base pay and a maximum payment equal to the lesser of (y) $25,000 or (z) 26 weeks of base pay. Such severance pay will be made in a lump sum at a regular payroll interval within 30 days after the delivery and effectiveness of a written acknowledgement and release executed by the recipient and the Parent reasonably satisfactory to Parent in form and substance. Such severance payments will be in lieu of any severance pay plans that may be in effect at the Company prior to the Effective Time. “Cause”, for purposes of this paragraph, shall mean (A) the willful and continued failure by the employee to perform his or her duties for Parent after at least one warning in writing from Parent or its designee identifying specifically any such failure; (B) willful misconduct of any type by the employee, including, but not limited to, the disclosure or improper use of confidential information which causes material injury to either or both of Parent or any of its Affiliates, as specified in a written notice to the employee from Parent or its designee; or (C) the employee’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from Parent or its designee to refrain from such behavior.

(g) On and after the date of this Agreement, the Company shall not grant any rights, options, stock, units or other awards under any Employee Plan or otherwise.

(h) Parent and the Company shall use their best efforts to create a retention pool on terms, in amounts and for employees of the Company as mutually agreed by Parent and the Company. Following the Effective Time, retention payments under any such pool shall be made to the applicable individuals if they are still employed by the Surviving Corporation or any of its Subsidiaries on their designated “work through” date as set forth in a written retention bonus pool agreement. The form and terms of any such agreement, the amount of the payment to each individual and the timing of such payments shall be agreed to in writing by Parent and the Company, and shall promptly thereafter be communicated to each such employee by the Company and Parent.

Section 6.4 Indemnification.

(a) For a period of six (6) years after the Effective Time, Parent shall indemnify, defend and hold harmless the directors and officers of the Company (each of the indemnified directors and officers of the Company, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of the Company or any Company Subsidiary and pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, transactions contemplated by this Agreement) to the fullest extent that the Company would have been permitted under its certificate of incorporation and bylaws and any applicable law, provided that the Indemnified Party is not a plaintiff in any action or proceeding against the Company or the Company Bank, their respective Board of Directors or any member thereof that is pending at or after the Effective Time. With respect to any action or proceeding to which an Indemnified Party is entitled to indemnification under the prior sentence, Parent shall pay expenses, including reasonable attorney’s fees, as they are incurred and in advance of the final disposition of any such action or proceeding to each such Indemnified Party to the fullest extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification under this Section 6.4(a).

(b) After the Effective Time, other than for claims, actions, suits, proceedings or investigations addressed in Paragraph (a) above, directors, officers and employees of the Company shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Parent and its Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Parent or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Parent may then make available to officers, directors and employees of Parent and its Subsidiaries.

(c) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor its policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, but only upon the prior written consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year prepaid “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Parent shall not have any further obligations under this Section 6.4(c), other than to maintain such prepaid “tail” policy.

(d) If Parent or any of its successors and assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its assets to any Person, then, in each case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 are intended for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and representatives.

Section 6.5 Transaction Expenses of the Company.

(a) Company Disclosure Schedule 6.5(a) contains the Company’s estimated budget of transaction-related expenses reasonably anticipated to be payable by the Company in connection with this Agreement and the transactions contemplated thereunder through the Closing Date, including any payments to be made in accordance with any employment agreements, change in control agreements, non-compete agreements or bonus arrangements between any officer and the Company to be made before or after the Effective Time, based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Company shall use its best efforts to maintain expenses within the budget.

(b) Promptly after the execution of this Agreement, the Company shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days, except for any success fees due upon completion of the Merger or Bank Merger or the termination of this Agreement, all of which are detailed, including the amount and circumstances under which they will be due, on Company Disclosure Schedule 6.5(b). The Company shall review these invoices and track such expenses against the budget referenced above, and the Company shall advise Parent of such matters prior to payment of such invoices.

(c) The Company shall ask its professionals to render monthly invoices within thirty (30) days after the end of each month. The Company shall advise Parent monthly of such invoices for professional services, disbursements and reimbursable expenses that the Company has incurred in connection with this Agreement prior to payment of such invoices, and the Company shall track such expenses against the budget referenced above.

(d) The Company, in reasonable consultation with Parent, shall make all arrangements with respect to the printing and mailing of the Proxy Statement, the expenses of which shall be the responsibility of the Company.

(e) Not later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made. The Company shall detail any variance of such transaction expenses to the budget set forth at Company Disclosure Schedule 6.5(a) as of the date of the Agreement.

Section 6.6 Press Releases. Parent and the Company agree that they and their Subsidiaries will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby without first consulting with the other party as to the form and substance of such disclosures that may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that is required by law or regulation.

Section 6.7 Prior Notice and Approval Before Payments To Be Made. No payments shall be made by the Company or any Company Subsidiary to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, non-compete agreements, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), which payments arise upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with the Company or any Company Subsidiary, except to the extent that such intended payments (i) have been set forth in Company Disclosure Schedules furnished to Parent at the date of this Agreement, (ii) with prior written notice to Parent of such intended payment, and (iii) delivery and effectiveness of a written acknowledgement and release executed by the recipient and the Company reasonably satisfactory to Parent in form and substance. Prior to the Company or any Company Subsidiary making any such payments to any officer or director, the Company, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code, and the Company shall furnish Parent with a detailed schedule related to such determination prior to making any such payments.

Section 6.8 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9 Restructuring Efforts. If the Company shall have failed to obtain the shareholder approval of this Agreement and the transactions contemplated hereby, including without limitation the Amendment, at the Company Shareholders Meeting or any adjournment or postponement thereof, then, unless this Agreement has been terminated in accordance with its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the Company Capital Stock as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.9) to the Company’s shareholders for approval.

Section 6.10 Cybersecurity. The Company shall, as promptly as reasonably practicable after the request by Parent (the “Systems Request”), engage a third party who is reasonably acceptable to Parent (the “Systems Consultant”), at Parent’s sole cost and expense, to (i) conduct an examination and review of the Company Systems for the purpose of identifying any deficiencies, weaknesses or vulnerabilities in such Company Systems (including any deficiencies, weaknesses or vulnerabilities relating to (A) unauthorized access, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials or (B) prevention and mitigation of risks of cybersecurity breaches and attacks) and (ii) prepare a written report that assesses the matters described in clause (i) (the “Systems Report”). The Company shall request that the Systems Consultant deliver the Systems Report to the Company and Parent as soon as practicable after the Systems Request (and shall so deliver the Systems Report to Parent no later than 120 days after the Systems Request or, if earlier, the Closing Date). The Company shall, prior to the Closing, permit Parent, at Parent’s expense, to remediate any weaknesses, deficiencies or vulnerabilities identified in the Systems Report to the reasonable satisfaction of Parent, subject to any limitations set forth in Section 5.5.

Section 6.11 Reverse Stock Split.

(a) Prior to the Company Shareholders Meeting, the Company’s Board of Directors shall approve an amendment to the Company’s certificate of incorporation effecting a reverse stock split in the ratio set forth in Parent Disclosure Schedule 6.11, in accordance with the provisions of Section 14A:9-2(4) of the BCA (the “Amendment”), and submit and recommend for approval such Amendment to the holders of the Company Common Stock at the Company Shareholders Meeting. The Amendment shall also amend Section 6(a) of the Company’s Certificate of the Designations, Numbers, Relative Rights, Preferences and Limitations of Perpetual Non-Cumulative Non-Voting Preferred Stock, Series C (the “Certificate of Designation”), to change the Conversion Ratio (as defined therein) from $1.75 to $17.50. The amendment to the Certificate of Designation shall be approved by the holders of the Series C Stock voting separately as a class pursuant to the applicable provisions of the BCA.

(b) Within ten (10) days after the approval of the Amendment by the holders of the Company Common Stock, but in any event prior to the Effective Time, the Company will file a certificate of amendment (the “Certificate of Amendment”) with the New Jersey Department of Treasury, in form and substance satisfactory to Parent, evidencing (i) the Amendment, (ii) that 10 million authorized common shares remain after the effective time of the Amendment, and (iii) the increase in the Conversion Ratio set forth in Section 6.11(a) above.

Section 6.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 6.13 Nonperforming Assets. If the Company’s Nonperforming Assets at any time exceed $600,000, then within two business days thereafter the Company shall prepare an allowance for loan loss calculation constituting an impairment calculation in accordance with GAAP, and if such calculation exceeds the Company’s then current allowance for loan losses, the Company shall within 30 days (but in no event later than the Measurement Date defined in Section 2.5) recognize a charge off of loans in an amount at least equal to such excess amount. All appraisals or valuations used in such calculation shall be as of a date within six months of the calculation date.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Parent, on the one hand, and the Company, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived in writing as hereinafter provided for:

Section 7.1 Shareholder Approval. This Agreement shall have been approved by the requisite vote of the shareholders of the Company.

Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger and the Bank Merger set forth in such Consents shall have been satisfied.

Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, that, in the case of (i) through (iii), and in the reasonable judgment of either Parent or the Company, based upon advice of counsel, would have a Material Adverse Effect with respect to Parent or the Company, as the case may be. No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger.

Section 7.4 Disclosure Supplements. From time to time prior to the Effective Time, each Party will promptly supplement or amend their respective Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 7.5 Nasdaq Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

Section 7.6 S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF PARENT

The obligation of Parent to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than the representations and warranties contained in Sections 3.2 and 3.6(a), which shall be true in all respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

Section 8.2 Performance of Obligations. The Company shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

Section 8.3 Certificate Representing Satisfaction of Conditions. The Company shall have delivered to Parent a certificate of the Chief Executive Officer of the Company dated as of the Closing Date and without personal liability as to the satisfaction of the matters described in Section 8.1 and 8.2, hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of the Company under Article 3 of this Agreement.

Section 8.4 Consents Under Agreements. The Company shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by Parent to any obligation, right or interest of the Company and the Company Bank under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such Consents would not, individually or in the aggregate, have a Material Adverse Effect on Parent or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5 Burdensome Condition. None of the Consents or waivers of any Regulatory Authority required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Parent of the transactions contemplated hereby that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement, including, without limitation, (a) any prohibition or material limitation on the ownership or operation by Parent of all or any material portion of the business or assets of the Company, (b) any requirement to dispose of or hold separate all or any material portion of the business or assets of the Company, (c) any requirement to continue in effect after the Closing Date any regulatory requirement or restriction in effect against the Company prior to the Effective Time, or (d) any material impairment to the value of the Company to Parent.

Section 8.6 Certification of Claims. The Company shall have delivered a certificate to Parent that, other than as set forth in such certificate, the Company is not aware of any pending or threatened claim under the directors and officers’ liability insurance policy or the fidelity bond coverage of the Company.

Section 8.7 Support Agreements. Each director and executive officer of the Company shall have executed a Support Agreement in the form attached as Exhibit B as of the date of this Agreement.

Section 8.8 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company or any Company Subsidiary.

Section 8.9 Auditor Opinion. The Auditor Opinion shall be delivered to the Company on or before April 30, 2024, and a copy thereof shall be delivered to Parent on such date.

Section 8.10 The Amendment. The Amendment shall be approved by the holders of the Company Common Stock, and by the holders of the Series C Stock voting separately as a class, pursuant to the requirements set forth in the BCA, and shall be filed with New Jersey Department of Treasury and effective prior to the Effective Time.

Section 8.11 Tax Opinion. Parent shall have received the written opinion of Stevens & Lee, P.C., in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Merger shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stevens & Lee, P.C. may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Merger as contemplated herein is subject to the satisfaction of each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties. The representations and warranties of Parent contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time (as though made on and as of the Effective Time), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 9.2 Performance of Obligations. Parent shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time.

Section 9.3 Certificate Representing Satisfaction of Conditions. Parent shall have delivered to the Company a certificate of the Chief Executive Officer of Parent dated as of the Effective Time and without personal liability as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Parent under Article 4 of this Agreement.

Section 9.4 Tax Opinion. The Company shall have received the written opinion of Windels Marx Lane & Mittendorf, LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Merger shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Windels Marx Lane & Mittendorf, LLP may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by the mutual consent in writing of the Boards of Directors of Parent and the Company;

(b) by the Board of Directors of Parent or the Company if the Merger shall not have occurred on or prior to December 31, 2024, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

(c) by the Board of Directors of Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 in the case of Parent or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 of this Agreement in the case of Parent;

(d) by the Board of Directors of Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 in the case of Parent or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e) by the Board of Directors of Parent or the Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger or the Bank Merger shall have been denied by final nonappealable action of such authority or if the parties agree that any action taken by such authority should not be appealed within the time limit for appeal; (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement: or (iii) an application for any Consent of any Regulatory Authority required for the consummation of the Merger or the Bank Merger shall have been withdrawn at the request of the applicable Regulatory Authority, unless, in the case of this clause (iii), (A) the approval of such Regulatory Authority is no longer necessary under applicable Law to consummate the transactions contemplated hereby or (B) the party whose application was withdrawn intends to file, and such filing is made no later than the thirtieth (30th) day following the date of withdrawal, a new application, filing, certificate or notice with a Regulatory Authority to obtain the necessary Consent, unless, in any such case of clause (i), (ii) or (iii), the failure to obtain such Consent shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 10.1(e) to perform or observe the covenants and agreements of such party set forth herein;

(f) by the Board of Directors of Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of the Company and Section 9.1 in the case of Parent or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement;

(g) by the Board of Directors of Parent, (i) if the Company’s Board of Directors either (A) fails to recommend, or fails to continue its recommendation, that the shareholders of the Company vote in favor of the adoption of this Agreement. or fails to include such recommendation in the Proxy Statement, (B) modifies, withdraws or changes in any manner adverse to Parent its recommendation that the shareholders of the Company vote in favor of the adoption of this Agreement, (C) fails to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding Company Common Stock by any Person (other than Parent or any Affiliate of Parent), within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act, in any such case whether or not permitted by the terms hereof, or (D) recommends or endorses an Acquisition Proposal, (ii) if the Company breaches any of its obligations under Section 5.7 in any material respect; or (iii) if the Company materially breaches any of its obligations under Section 5.6.

(h) By the Board of Directors of the Company, if, after it has received a Superior Proposal in compliance with Section 5.7 and otherwise complied with all of its obligations under Section 5.7, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal; provided, however, that this Agreement may only be terminated in accordance with this Section 10.1(i) and a new definitive agreement entered into by the Company with a third party (A) not earlier than 72 hours following written notice to Parent advising Parent that the Board of Directors of the Company is prepared to accept such Superior Proposal and (B) after payment, in immediately available funds of the Termination Fee (as defined below); or

(i) by the Company, following the Company Shareholders Meeting (including any adjournments or postponements thereof), if the Company (i) received an Acquisition Proposal prior to the Company Shareholders Meeting, (ii) has not breached any of its obligations under Section 5.6 or Section 5.7 and (iii) fails to obtain the shareholder approval of the Agreement required under the BCA at the duly convened the Company Shareholders Meeting or at any adjournment or postponement thereof;

Section 10.2 Effect of Termination; Termination Fee.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b) In the event of termination of this Agreement pursuant to Section 10.1, except as provided in Section 10.2(c) and (d) below, whether or not the Merger are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(c) If, after the date of this Agreement, (i) Parent terminates this Agreement in accordance with Section 10.1(g); or (ii) the Company terminates this Agreement in accordance with Section 10.1(h), or (iii) the Company terminates this Agreement in accordance with Section 10.1(i) after the occurrence of an Acquisition Proposal and makes an Adverse Recommendation Change, then immediately upon the occurrence of the events specified in Section 10.2(c)(i), Section 10.2(c)(ii) or Section 10.2(c)(iii), and in addition to any other rights and remedies of Parent, the Company shall pay Parent a cash amount of $849,000 as an agreed-upon termination fee (the “Termination Fee”).

(d) In addition, if, after, the date of this Agreement, (x) the Company terminates this Agreement in accordance with Section 10.1(i) after the occurrence of an Acquisition Proposal and does not make an Adverse Recommendation Change, or (y) (1) prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an Acquisition Proposal or the intention to make an Acquisition Proposal (whether or not conditional) with respect to the Company, and (2) thereafter this Agreement is terminated by (A) either Parent or the Company pursuant to Section 10.1(b) and the shareholder approval of the Agreement required under the BCA has not been obtained; or (z) after the occurrence of an Acquisition Proposal, Parent terminates this Agreement pursuant to Section 10.1(c) solely in the case of a willful breach of this Agreement, and in the case of (x), (y) or (z) (each, a Trigger Event”), an Acquisition Transaction, as defined below, involving the Company is consummated or a definitive agreement is entered into by the Company relating to an Acquisition Transaction, in either case within 18 months following a Trigger Event (a “Subsequent Trigger Event”), then, upon such Subsequent Trigger Event, in addition to any other rights and remedies of Parent, the Company shall pay Parent the Termination Fee. For purposes of this Section 10.2(d),

“Acquisition Transaction” means any of the following: (w) a merger or consolidation, or any similar transaction (other than the Merger or the Bank Merger) of any company with the Company; (x) a purchase, lease or other acquisition of all or substantially all the assets of the Company; (y) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of the Company; or (z) a tender or exchange offer to acquire securities representing 25% or more of the voting power of the Company.

(e) The Company and Parent agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

(f) If the Company fails promptly to pay the amount due pursuant to Section 10.2(c) or (d), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee, as applicable, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to Section 10.2(c) or (d) when due, then the Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

(g) If payment of the Termination Fee is made, then except in the cause of fraud or a knowing, intentional and material breach, Parent will not have any other rights or claims against the Company or its subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that, except as set forth above, the acceptance of the Termination Fee will constitute the sole and exclusive remedy of Parent against the Company, or their respective officers and directors.

Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Parent and the Company.

Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, that, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5 Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Parent or the Company shall not survive the Effective Time, except that Section 2.2, Section 5.5(b), and Section 6.4 shall survive the Effective Time, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any Person other than Parent, the Company (or directors and officers thereof in their capacities as such) shall not survive the Effective Time; provided that no representation or warranty of Parent or the Company contained herein shall be deemed to be terminated or extinguished so as to deprive Parent, on the one hand, or the Company, on the other hand, of any defense at law or in equity which either of them otherwise would have to any claim against them by any Person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Parent or the Company and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” shall have the meaning given to such term in Section 5.7.

“Adverse Recommendation Change” shall have the meaning given to such term in Section 5.6.

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of 10% or greater equity or voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Amendment” shall have the meaning given to such term in Section 6.11.

“Auditor Opinion” shall have the meaning given to such term in Section 5.16.

“BCA” shall have the meaning given to such term in Section 1.1(a).

“BCL” shall have the meaning given to such term in Section 1.1(b).

“BHC Act” shall have the meaning given to such term in Section 3.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New Jersey are authorized or obligated by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Company Disclosure Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to Parent by the Company prior to execution of this Agreement.

“Company Equity Plans” shall mean the Company’s 2022 Equity Compensation Plan, and the Company Bank’s 2000 Stock Option Plan A and Plan B.

“Company Incentive Compensation Plan” shall have the meaning given to such term in Section 3.2(a).

“Company Restricted Stock Awards” shall have the meaning given to such term in Section 3.2(a).

“Company Shareholders Meeting” shall have the meaning given to such term in Section 5.6.

“Company Subsidiary” shall have the meaning given to such term in Section 3.1(d).

“Company Systems” shall have the meaning given to such term in Section 3.28(b).

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any Person pursuant to any lease, contract, permit, law, regulation or order.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“Exchange Act” shall have the meaning given to such term in Section 3.2(c).

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Entity” shall have the meaning given to such term in Section 3.25(a).

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law. Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of any Governmental Entity and any polychlorinated biphenyls).

“Merger” shall have the meaning given to such term in the preamble to this Agreement.

“Intellectual Property” shall have the meaning given to such term in Section 3.28(a).

“Knowledge” as used shall mean those facts that are known, or reasonably should have been known, with respect to the Company, by the Named Officers, or with respect to Parent, by Edward J. Dietzler, President and CEO, Daniel J. O’Donnell, Executive Vice President, General Counsel and Chief Operating Officer; and George S. Rapp, Executive Vice President and CFO, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

“Liens” shall have the meaning given to such term in Section 3.2(b).

“Loan Property” means any property owned by the Company, or in which the Company holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any party, shall have the meaning given to such term in Section 3.1(a).

“Merger” shall have the meaning given to such term in the preamble to this Agreement.

“Named Officers” means Susan Barrett, Chairman of the Board; Eugene D. D’Orazio, President and Chief Executive Officer; Benjamin F. Watts, Executive Vice President and Chief Financial Officer; and Joseph Tredinnick, Executive Vice President and Chief Lending Officer.

“New Member” shall have the meaning given to such term in Section 5.17.

“NJDOBI” shall mean the New Jersey Department of Banking and Insurance.

“Nonperforming Assets” means the sum of (i) loans in nonaccrual status, as defined in the Federal Financial Institutions Examination Council Instructions for Preparation of Consolidated Reports of Condition and Income (“Call Report Instructions”), (ii) other real estate owned, as defined in the Call Report Instructions, (iii) troubled debt restructurings, as defined in the Call Report Instructions, and (iv) any loan that exceeds 90 days past due.

“PA Department of State” shall have the meaning given to such term in Section 1.1(b).

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“Parent Articles” shall have the meaning given to such term in Section 1.7.

“Parent Bylaws” shall have the meaning given to such term in Section 1.8.

“Participation Facility” means any facility in which the Company has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 USC §9601(20) (E) and (F).

“Parties” shall have the meaning given to such term in the preamble to this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature,

“Proxy Statement” shall have the meaning given to such term in Section 3.26.

“Regulatory Authorities” shall mean, collectively, the United States Department of Justice, the Federal Reserve Board, the Federal Reserve Bank of Philadelphia, the FDIC, all state bank regulatory agencies having jurisdiction over the Parties (including the NJDOBI), the Financial Institution Regulatory Authority and the Securities and Exchange Commission.

“Restrictive Covenant” shall have the meaning given to such term in Section 3.16(a)(iii)

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall have the meaning given to such term in Section 3.1(a).

“Surviving Corporation” shall have the meaning given to such term in the preamble to this Agreement.

“Parent Disclosure Schedules” shall mean the disclosure schedules, dated as of the date of this Agreement and delivered to the Company by Parent prior to execution of this Agreement.

“Parent Reports” shall mean the reports, schedules or definitive proxy statements filed with or furnished to the FDIC by Parent pursuant to the Exchange Act.

“Tax” or “Taxes” shall have the meaning given to such term in Section 3.11(k).

Section 11.2 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between Parent and the Company with respect to the transactions contemplated hereunder, and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3 Notices. All notices, requests or other communications that are required or permitted hereunder shall be in writing and sufficient and deemed given if delivered personally, emailed (with confirmation), or sent by first class or registered or certified United States mail, postage prepaid, sent by a nationally recognized overnight delivery service (with confirmation), addressed as follows:

If to the Company:

Cornerstone Financial Corporation

6000 Midlantic Drive

Suite 120S

Mt. Laurel, NJ 08054

Attention: Gene D’Orazio, President & CEO

Email: gdorazio@cornerstonebank.net

With a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

New Brunswick, NJ 08901

Attention: Robert A. Schwartz, Esquire

Email: rschwartz@windelsmarx.com

If to Parent, then to:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel J. O’Donnell, Esq., Executive Vice President and Chief Operating Officer

Email: dodonnell@thebankofprinceton.com

With a copy to:

Stevens & Lee

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Attention: Edward C. Hogan, Esq.

Email: edward.hogan@stevenslee.com

Section 11.4 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions, the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5 Costs and Expenses. Except as set forth in Section 10.2, expenses incurred by the Company on the one hand and Parent on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred same.

Section 11.6 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other Parties is first obtained (other than by Parent to a subsidiary of Parent).

Section 11.9 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of New Jersey (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

Section 11.12 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with GAAP, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements. The recitals hereto constitute an integral part of this Agreement.

Section 11.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall (and each party hereto shall cause its Subsidiaries and representatives not to) raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

PRINCETON BANCORP, INC.

By:	/s/ Edward J. Dietzler
President and Chief Executive Officer

CORNERSTONE FINANCIAL CORPORATION

By:	/s/ Gene D. D’Orazio
President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 18, 2024, is entered into by and between The Bank of Princeton (“TBOP”), a New Jersey-chartered non-member bank (“Parent Bank”) headquartered in Princeton, New Jersey, and Cornerstone Bank, a New Jersey-chartered non-member bank (“Company Bank”) headquartered in Mount Laurel, New Jersey. Company Bank and Parent Bank are each sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

WHEREAS, Princeton Bancorp, Inc., a Pennsylvania corporation (“Parent”), is the owner of all of the outstanding capital stock of Parent Bank;

WHEREAS, Cornerstone Financial Corporation, a New Jersey corporation (the “Company”), is the owner of all of the outstanding capital stock of Company Bank;

WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), whereby, on the terms and subject to the conditions set forth therein, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Merger”);

WHEREAS, immediately following the consummation of the Merger, Parent will be the direct owner of all of the outstanding capital stock of both of Parent Bank and Company Bank;

WHEREAS, immediately following the consummation of the Merger, Company Bank and Parent Bank intend to, and Parent and the Company intend that such Parties, with the approval of the Federal Deposit Insurance Corporation (the “FDIC”), the New Jersey Department of Banking and Insurance (the “NJ Department”), and any other applicable regulatory agency, effect a merger whereby Company Bank will merge with and into Parent Bank, with Parent Bank continuing as the resulting institution (the “Bank Merger”), on the terms and subject to the conditions of this Agreement and in accordance with Sections 133 through 147 of the New Jersey Department of Banking and Insurance Act of 1948, as amended (the “NJ Act”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, the Parties’ respective boards of directors have approved this Agreement and the Bank Merger by a vote of at least a majority of the entire board of each such Party; and

WHEREAS, the Parent and the Company, as the sole stockholder and shareholder, respectively, of each of Parent Bank and Company Bank, respectively, have each approved, ratified and confirmed this Agreement and the Bank Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The Bank Merger. At the Effective Time (as defined below), in accordance with the applicable provisions of the NJ Act, the Bank Merger shall occur, the separate existence of Company Bank shall cease and Parent Bank shall be the resulting institution in the Bank Merger (the “Resulting Institution”) and shall continue its existence under the laws of the State of New Jersey. The name of the Resulting Institution shall be “The Bank of Princeton”.

2. Filings; Effective Time. Prior to the Effective Time, the Company Bank and Parent Bank shall execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the effective time of the Second-Step Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the NJ Act, the Bank Merger shall be effective at such time specified in the certification issued by the NJ Department (the “Bank Merger Notice”) (such date and time, the “Effective Time”).

3. Effect of the Bank Merger. At and after the Effective Time, the Bank Merger shall have the effects provided in this Agreement and the applicable provisions of the NJ Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company Bank and Parent Bank shall vest in the Resulting Institution, and all debts, liabilities and duties of Company Bank and Parent Bank shall become the debts, liabilities and duties of the Resulting Institution. The home office of the Resulting Institution shall be 183 Bayard Lane, Princeton, New Jersey 08540. The location of the principal office and branch offices of the of the Resulting Institution, the Company Bank and Parent Bank shall be as provided in Appendix 1 to this Agreement.

4. Condition Precedent. The obligation of each Party to effect the Bank Merger is subject to the satisfaction or, if permitted by applicable law, written waiver, of the following conditions: (i) the consummation of the Integrated Mergers prior to the Effective Time; (ii) the receipt of all necessary authorizations and approvals from the FDIC, the NJ Department and any other applicable regulatory agency required to consummate the Bank Merger, and the expiration of all statutory waiting periods in respect thereof; and (iii) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Bank Merger.

5. Termination. This Agreement shall automatically terminate and the Bank Merger shall be abandoned at any time prior to the Effective Time if the Merger Agreement is terminated in accordance with its terms.

6. Charter and Bylaws. At the Effective Time, the charter and bylaws of Parent Bank, each as in effect immediately prior to the Effective Time, shall be the charter and bylaws, respectively, of the Resulting Institution until thereafter amended in accordance with their respective terms and applicable law.

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7. Directors and Officers. The names of the persons who shall constitute the Board of Directors and officers of the Resulting Bank after the Effective Time are listed in Appendix 2 to this Agreement. The directors and officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified.

8. Effect on Capital Stock of Company Bank. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Bank Merger and without any action on the part of Parent Bank, Company Bank or Parent (then, the direct sole shareholder of Company Bank), all of the capital stock of Company Bank issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor. Parent hereby waives any dissenters’ rights that it may have pursuant to the NJ Act by virtue of Parent’s ownership of all the shares of capital stock of Company Bank.

9. Effect on Capital Stock of Parent Bank. Each share of capital stock of Parent Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as one validly issued, fully paid and nonassessable share of capital stock of the Resulting Institution. From and after the Effective Time, each certificate, if any, evidencing ownership of shares of the capital stock of Parent Bank issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Resulting Institution. The amount of authorized capital stock of the Resulting Institution shall be $75,000,000 divided into 15,000,000 shares of the par value of $5.00 each. The amount of issued capital stock of the Resulting Institution shall be $31,227,985 divided into 6,336,152 shares of par value of $5.00.

10. Effect on Deposit Accounts. All deposit accounts of Company Bank shall be and become deposit accounts in the Resulting Institution without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Resulting Institution shall be provided by the Resulting Institution to each deposit account holder of Company Bank, as necessary, after consummation of the Merger. All deposit accounts of Company Bank prior to consummation of the Bank Merger shall continue to be deposit accounts in the Resulting Institution after consummation of the Bank Merger without any change in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

11. Further Assurances. On and after the date of this Agreement and until the Effective Time, each Party will (a) execute and deliver all such further instruments and papers, (b) provide such records and information and (c) take such further action as may be appropriate to carry out the transactions contemplated by, and to accomplish the purposes of, this Agreement.

12. Assignment and Binding Effect. Neither Party may assign its respective rights or obligations under this Agreement without the prior written consent of the other Party.

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13. Complete Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein.

14. Modifications and Waivers. This Agreement may not be modified except in a writing duly executed by the Parties. No provision of this Agreement may be waived unless in a writing duly executed by the Party against whom enforcement of such waiver is sought.

15. Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

16. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

17. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of laws. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

18. Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular pronoun in this Agreement shall be deemed to include the plural (and vice versa), whenever appropriate. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

19. Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation, drafting and agreement of each of the Parties and shall not be construed for or against either Party.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

THE BANK OF PRINCETON

By:	/s/ Edward J. Dietzler
President and CEO

CORNERSTONE BANK

By:	/s/ Gene D. D’Orazio
President and CEO

[Signature Page to Bank Merger Agreement]

APPENDIX 1

Office Locations of Resulting Bank

Main Office:	183 Bayard Lane, Princeton, New Jersey 08540*

Branch Offices:

1185 Route 206 North, Princeton, NJ 08540*

2 Route 31, Pennington, NJ 08543*

1 Rossmoor Drive, Monroe Township, NJ 08831*

2999 Princeton Pike, Lawrenceville, NJ 08648*

1 Spring Street, Suite 102, New Brunswick, NJ 08901*

194 Nassau Street, Princeton, NJ 08542*

10-12 Bridge Street, Lambertville, NJ 08530*

403 Wall Street, Princeton, NJ 08540*

339 Route 33, Hamilton, NJ 08619*

403 Rt 539, Cream Ridge, NJ 08514*

335 Farnsworth Avenue, Bordentown, NJ 08505*

305 Bordentown-Chesterfield Road, Chesterfield, NJ 08515*

101 Pemberton Browns Mills Road, Brown Mills, NJ 08015*

1893 Hurffville Road, Deptford, NJ 08080*

483 Cross Key Road, Sicklerville, NJ 08081*

11 Cranbury Road, Princeton Junction, NJ 08550*

3745 Quakerbridge Road, Hamilton, NJ 08619*

12 American Avenue, 7B, Lakewood, NJ 08701*

1642 Stelton Road, Suite 410, Piscataway, NJ 08854*

1222 Welsh Road, North Wales, PA 19454*

470 West Cheltenham Avenue, Philadelphia, PA 19126*

921 Arch Street, Philadelphia, PA 19107*

1839 Chestnut Street, Philadelphia, PA 19103*

1405 Route 70 East, Cherry Hill, NJ 08034+

170 Himmelein Rd, Medford, NJ 08055+

253 West Main St, Moorestown, NJ 08057+

353 High St, Burlington City, NJ 08016+

133 Route 73, Voorhees, NJ 08043+

1201 North Broad Street, West Deptford, NJ

08096+

6000 Midlantic Dr Suite 120S, Mt. Laurel, NJ

08054+

* Current office of Parent Bank + Current office of Company Bank

[Signature Page to Bank Merger Agreement]

APPENDIX 2

Directors and Officers of Resulting Bank

Name	Position

Richard J. Gillespie	Chairman of the Board

Stephen Distler	Director

Ross Wishnick	Director

Edward J. Dietzler	President, CEO and Director

Judith A. Giacin	Director

Robert N. Ridolfi, Esq.	Director

Stephen K. Shueh	Director

Martin Tuchman	Director

[TBD]	Director

Daniel J. O’Donnell, Esq.	General Counsel and Chief Operating Officer

Stephanie Adkins	Chief Lending Officer

George S. Rapp	Chief Financial Officer

Christopher Tonkovich	Chief Credit Officer

Matthew T. Clark	Chief Information Officer

Jeffrey Hanuscin	Chief Accounting Officer

[Signature Page to Bank Merger Agreement]

Exhibit B

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of January 18, 2024 (this “Agreement”), is by and between PRINCETON BANCORP, INC., a Pennsylvania corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of CORNERSTONE FINANCIAL CORPORATION, a New Jersey corporation (the “Company”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (i) the Company will merge with and into Parent (the “Merger”), with Parent being the surviving corporation, and (ii) at the Effective Time, the shares of the capital stock of the Company (“Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”) set forth below the Shareholder’s signature on the signature page hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”;

WHEREAS, the Merger Agreement being approved by the requisite vote of the shareholders of the Company (the “Requisite Company Vote”) is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for Parent to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of the Company enter into separate, substantially identical voting and support agreements with Parent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Transfers.

(a) Agreement to Vote the Shares. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, the Shareholder will:

(i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii) vote or cause to be voted all of such Shares, (A) in favor of (1) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (2) the adjournment or postponement of the Company Shareholders Meeting, if (x) as of the time for which the Company Shareholders Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (y) on the date of the Company Shareholders Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the Company Certificate and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or in any representation or warranty of the Company in the Merger Agreement becoming untrue or incorrect.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, or enter into any agreement, arrangement or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder in which case this Agreement shall bind the transferee, or (y) for bona fide estate planning purposes to the Shareholder’s (i) Affiliates or (ii) immediate family members (each, a “Permitted Transferee”); provided that, in the case of clause (y) only, as a condition to such Transfer, such Permitted Transferee shall be required to execute a joinder to this Agreement; provided, further, that, in the case of clause (y) only, the Shareholder shall remain jointly and severally liable for any breaches by any of such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of

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this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder’s Shares.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any of the Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled Affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled Affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled Affiliate to comply with the terms of this Agreement applicable to the Shareholder.

(e) No Inconsistent Agreements. The Shareholder shall not enter into any agreement, contract or understanding with any Person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Support Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(i) Power and Authority; Consents. The Shareholder has the capacity to execute and deliver this Agreement and fully understands the terms of this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

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(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s property or assets is bound, or any statute, rule or regulation to which the Shareholder or the Shareholder’s property or assets is subject. Except for this Agreement, the Shareholder is not, and no controlled Affiliate of the Shareholder is, a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other lien, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the number of the Shares beneficially owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii) Reliance. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

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(b) Support Covenants. From the date hereof until the Expiration Time:

(i) The Shareholder, solely in his or her capacity as a shareholder of the Company, agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) The Shareholder hereby agrees to promptly notify Parent of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder after the execution hereof.

(iii) The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable Law and any periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section 3. Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4. Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that this Section 4 and Section 5 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to Parent, to:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel J. O’Donnell, Esq., Executive Vice President and Chief Operating Officer

Email: dodonnell@thebankofprinceton.com

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with a copy (which shall not constitute notice) to:

Stevens & Lee

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Attention: Edward C. Hogan, Esq.

Email: edward.hogan@stevenslee.com

(ii) If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

(c) Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

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(i) Specific Performance; Remedies Cumulative. The parties hereto agree that Parent would incur irreparable harm if any provision of this Agreement were not performed by the Shareholder in accordance with the terms hereof, that there would be no adequate remedy at law for Parent with regard to any breach of any provision herein, and, accordingly, that Parent shall be entitled to an injunction or injunctions to prevent any breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. The Shareholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder agrees that the Shareholder will not, and will direct its Representatives not to, object to Parent seeking an injunction or the granting of any such remedies on the basis that Parent has an adequate remedy at law.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of New Jersey (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(m) Waiver of Jury Trial. EACH PARTY HERETO INTENTIONALLY, KNOWINGLY AND VOLUNTARILY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS

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CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(m).

(n) Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

PRINCETON BANCORP, INC.

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Title:

Number of shares of Company Common

Stock:

Address:

[Signature Page to Voting and Support Agreement]

EXHIBIT C

Exchange Ratio Adjustment Schedule

The Exchange Ratio shall adjust pursuant to the following formula: The Exchange Ratio of 0.24 shall be decreased by an amount, rounded to the nearest ten thousandths, equal to the quotient of (i) the dollar amount equal to the amount by which the SEPA at September 30, 2023 exceeds the SEPA at the Measurement Date and (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, divided by $34.00.